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                                                                   EXHIBIT 99.3



                             [HEALTH CARE REIT LOGO]



F O R   I M M E D I A T E   R E L E A S E

                                                  August 26, 2002
                                                  For more information contact:
                                                  Ray Braun - (419) 247-2800
                                                  Mike Crabtree - (419) 247-2800


                   HEALTH CARE REIT, INC. ANNOUNCES CLOSING OF
                     $175 MILLION UNSECURED CREDIT FACILITY

Toledo, Ohio, August 26, 2002........HEALTH CARE REIT, INC. (NYSE/HCN) announced today that it has closed a $175 million unsecured revolving credit facility, replacing the company's existing $150 million facility which was scheduled to mature March, 2003. The credit facility was arranged by Deutsche Bank Securities as Lead Arranger and Syndication Agent and KeyBank as Lead Arranger and Administrative Agent. UBS Warburg is the Documentation Agent. Other participants include Bank of America, Bank One, National City Bank, and Comerica Bank.

Highlights of the new unsecured credit facility include:

         - Providing the company with the flexibility and capacity to continue its growth strategy
         -  Reducing the line cost by approximately 25 bps
         - Extending the agreement for three years to August, 2005 with the ability to extend for a fourth year at the company's option

"These achievements are significant for Health Care REIT. We are appreciative of the support and commitment provided by the bank group," stated George L. Chapman, chairman and chief executive officer. "The new credit line positions the company to continue its growth strategy and advance the capital plan that is focused on improving our credit ratings in addition to reducing our cost of capital."

The company's debt is currently rated Ba1 by Moody's and BBB- by Standard & Poor's and Fitch. On August 8, 2002, Moody's revised its outlook for the company to positive.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily skilled nursing facilities and assisted living facilities. At June 30, 2002, the company had investments in 229 health care facilities in 34 states and had total assets of approximately $1.5 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.



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This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the possible expansion of our portfolio; the performance of our operators and properties; our ability to obtain new viable tenants for properties which we take back from financially troubled tenants, if any; our ability to make distributions; our policies and plans regarding investments, financings and other matters; our tax status as a real estate investment trust; our ability to appropriately balance the use of debt and equity; and our ability to access capital markets or other sources of funds. When we use words such as "believes", "expects", "anticipates", or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including: the status of the economy; the status of capital markets, including prevailing interest rates; compliance with and changes to regulations and payment policies within the health care industry; changes in financing terms; competition within the health care and senior housing industries; and changes in federal, state and local legislation. Finally, we assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.






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